Exhibit 99.1

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                             DESERT SPRINGS MARRIOTT
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                               LIMITED PARTNERSHIP

                         1998 First Quarter Report
                      Limited Partner Quarterly Update


Presented for your review is the first quarter 1998 Report for Desert Springs Marriott Limited Partnership. As reported in the 1997 Annual Report, the Partnership files the Form 10-Q with the Securities and Exchange Commission (the "SEC") each quarter. The 1998 first quarter Form 10-Q immediately follows this letter and replaces the quarterly report format previously used by the
Partnership. The information presented is essentially the same as the information given in prior years with certain additional items required by the SEC's rules. Discussion of the Partnership's performance and Hotel operations is included in Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. As in the past, we encourage you to review the information contained in this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Investor Relations at (301) 380-2070.

Partnership Cash Distributions

For 1997, the Partnership made a cash distribution in May 1998 of $2,500 per limited partner unit. The distribution was made entirely from 1997 cash from operations.

The 1998 third quarter update, to be mailed in November, will inform you of our expectations for any distributions that can be made from 1998 operations. It is too early in the operating year to make such a determination at this time. Any distribution would be made at approximately this time next year, pursuant to the terms of the new financing agreement.

Host Marriott Corporation Real Estate Investment Trust

On April 17, 1998, Host Marriott Corporation ("Host Marriott"), the parent of the General Partner of the Partnership, announced that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current partnership interest. We will keep you informed on the status of this matter.